Exhibit 99.4
American Campus Communities Names Jim Hopke as Its Next Chief Operating Officer

AUSTIN, Texas--(BUSINESS WIRE)--May 21, 2014--American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced the appointment of James C. Hopke, Jr. as chief operating officer effective October 1, 2014. Mr. Hopke succeeds Greg A. Dowell, who is retiring from this position effective September 30, 2014. Dowell will continue his affiliation with the company post retirement as a consultant focused primarily on the ongoing refinement of the company’s proprietary operating platform.

Hopke first joined the company in 2000 as the senior vice president of acquisitions and was instrumental in the company’s pre-IPO growth. He briefly left the company from 2003-2005 serving as vice president of asset management for Wachovia’s real estate capital markets group. He rejoined the company in 2005 as executive vice president and chief investment officer spearheading the company’s initial growth post-IPO. From 2008 to 2013, he served as the executive vice president of project management and construction overseeing the development of more than 45 assets representing more than $2.7 billion in development value. From 2013 to present, he served as executive vice president of asset management. Prior to joining American Campus in 2000, Hopke served as the vice president of asset management for JPI's student housing division and as a vice president of asset management at Insignia.

"I am extremely pleased to announce Jim Hopke as our next COO," said American Campus CEO Bill Bayless. "He brings an intimate knowledge of the company, our operations and executive asset management to this position. His proven leadership and strategic planning skills will greatly compliment and support the marketing, leasing and operations prowess of Jennifer Beese, EVP of operations and leasing and Jim Sholders our SVP of operations.”

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 167 student housing properties containing approximately 102,700 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 200 properties with approximately 128,000 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000
Investor Relations